EXHIBIT 3.1

RESTATED ORGANIZATION CERTIFICATE

THE FEDERAL HOME LOAN BANK OF BOSTON

The directors of the Federal Home Loan Bank of Boston, all of whom are citizens of the United States, bona fide residents of the district in which this Bank is located, having been elected by the shareholders of this Bank or appointed by the Federal Housing Finance Board and having been directed by the Act of Congress, known as the Federal Home Loan Bank Act, approved July 22, 1932, as amended from time to time thereafter (the “Act”) and in accordance with rules and regulations prescribed by said Board;

Now, THEREFORE, in order that the statutes of the United States may be fully complied with, the following Restated Organization Certificate is made and executed.  This Restated Organization Certificate restates and amends the original Organization Certificate of this Bank executed as of October 17, 1932, on which date this Bank, then known as the Federal Home Loan Bank of Cambridge, became a body corporate pursuant to the Act.

1.               The title of this Bank shall be the FEDERAL HOME LOAN BANK OF BOSTON.

2.               The location of the principal office of this Bank will be in the City of Boston, State of Massachusetts, or at such other city as the Federal Housing Finance Board may from time to time determine is suited to the convenient and customary course of business of the institutions which are members or are eligible to become members of this Bank.

3.               This Bank shall be established in the City of Boston, State of Massachusetts, in District Number One, as defined by the Federal Housing Finance Board, or as may from time to time be readjusted or modified by said Board.  Said District Number One as now defined is as follows:

The States of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, and Vermont.

4.               This Bank shall engage in the business authorized by said Federal Home Loan Bank Act, and it shall exercise such powers as are permitted or prescribed by said Act, subject to the supervision of the Federal Housing Finance Board.

5.               The amount of capital stock of this Bank shall be determined in accordance with the Act, the rules and regulations of the Federal Housing Finance Board and, upon its effective date, a capital plan established by the board of directors of this Bank and approved by the Federal Housing Finance Board.  The capital stock of this Bank may from time to time be increased to such amount or amounts as may be necessary to provide for the issuance of shares to members or non-member holders of capital stock in accordance with the Act, the rules and regulations of the Federal Housing Finance Board and, upon its effective date, the provisions of the capital plan. The capital stock of this Bank shall from time to time be paid off and retired in accordance with the requirements and subject to the conditions and limitations prescribed in the Act such rules, regulations, and orders, not inconsistent with law, as the Federal Housing Finance Board may from time to time prescribe or issue and, upon its effective date, the provisions of the capital plan.

6.               This Certificate is made for the purpose of carrying out the provisions of the Act of Congress, known and cited as the Federal Home Loan Bank Act, approved July 22, 1932, and such other acts as may be passed by Congress amending or supplementing the said Federal Home Loan Bank Act, in so far as it or they may be applicable to the Federal Home Loan Bank of Boston, and is subject to such changes or additions, not inconsistent with law, as the Federal Housing Finance Board may deem necessary or expedient and may from time to time direct.

This Bank shall have succession until dissolved by the Federal Housing Finance Board under this Act or by further Act of Congress.